March 31, 2009

TO: All Stockholders

(Individually Addressed)

SUBJECT: Report for the Month

At the Bank

FHLBNY Files Form 10-K: A Solid 2008

I am pleased to report that the Federal Home Loan Bank of New York filed its 2008 Form 10-K with the Securities and Exchange Commission on March 27, 2009. This annual report provides a comprehensive overview of the FHLBNY’s business and financial condition.

The Home Loan Bank’s 2008 Form 10-K is available at the “EDGAR” portion of the SEC’s website at http://www.sec.gov/edgar.shtml.

We achieved solid financial results for our 307 community member lenders in a time of challenge. The average rate for dividends paid on the basis of stock ownership in 2008 was 5.2 percent, and the total cash dividend paid for these four quarters was approximately $255.9 million, compared with approximately $309.3 million for 2007. For the year, the Bank earned $259.1 million, compared with $323.1 million in earnings for 2007.

Total assets were $137.5 billion at December 31, 2008, an increase of $28.3 billion or 25.9%, compared to $109.2 billion at December 31, 2007. The Bank increased its advances outstanding, at par, to its borrowers by $22.8 billion or 28.3% during 2008, for a balance of $103.4 billion at December 31, 2008.  These increases were primarily the result of recent market conditions as the Bank responded to its members’ increased need for liquidity.

In recent months, the Bank has experienced a slight diminution in demand for advances. We ended the month of February at $100.4 billion. This decrease is primarily attributable to an uncertain stock market, the consequent growth of retail deposits and the slowing pace of loan originations. But, please remember that, as you execute your 2009 business strategy, having a solid liquidity plan is a key element to success.

Mark-to-Market

At the Home Loan Bank System level, the mark-to-market issue for private label securities continued to grab headlines. But at the FHLBNY, our performance continues to remain solid in the face of extraordinary events affecting the economy including the credit, banking, and mortgage markets. Looking ahead, we fully expect that:

•	FHLBNY anticipates positive net income for the first quarter 2009 as well as the full year;

•	Other-Than-Temporarily-Impaired (OTTI) charges for future quarters, if any, are not expected to be material;

•	FHLBNY has the ability and intent to continue paying dividends;

•	FHLBNY will continue redeeming excess capital stock each day;

•	FHLBNY remains strong and stable; and

•	FHLBNY continues to meet all capital requirements.

Please note that in the future — primarily due to the time required in the preparation and review of our financials in conformance with accounting rules related to fair values — the Bank plans to make dividend declarations at least six weeks (or longer) after the close of the calendar quarter.

Financial Accounting Standards Board Proposals

Mark-to-market has been an accounting practice which has caused a great deal of confusion to say the least. In an attempt to ameliorate this issue, on March 17, 2009, the Financial Accounting Standards Board (FASB) issued two proposed FASB Staff Positions (FSPs) regarding the accounting treatment for investments including mortgage-backed securities. These proposals deal with concerns about (1) measuring the fair value of financial instruments when markets become inactive and quoted prices may reflect distressed transactions, and (2) recording impairment charges on financial instruments in today’s challenging environment. In our view, the proposed change provides greater clarity and reflects a more accurate representation of the credit and noncredit components of an OTTI event. Specifically, FASB is requesting comments on the following:

Proposed FSP FAS 157-e , Determining Whether a Market Is Not Active and a Transaction Is Not Distressed – provides guidance for determining that a market is not active, that a quoted price may be associated with a distressed transaction, and when an entity would use a valuation technique to determine an instrument’s fair value.

Proposed FSP FAS 115-a, FAS 124-a, and EITF 99-20-b , Recognition and Presentation of OTTI — would change (1) the method for determining whether an other-than-temporary impairment exists for both equity and debt securities, and (2) the amount of an impairment charge to be recorded in earnings.

We strongly support these changes. The FHLBNY would like to thank our members who commented on the FASB proposals. The FHLBNY responded on March 25, 2009 in support of the FASB changes. Enclosed for your information is our comment letter.

FHLBNY Holds Regional Stockholder Meetings

In late February, we began hosting a number of regional Business Update Meetings for members. The purpose of these meetings is to update the membership on the FHLBNY’s financial performance and current business activities. These meetings are being hosted by me, along with Kevin Neylan, SVP and Head of Strategy and Business Development and Adam Goldstein, SVP and Head of Sales and Marketing. To date, three meetings have been held in Buffalo, New York and Galloway and Iselin, New Jersey. Attendance has been strong so far and, if you have not already done so, we encourage you to attend one of the upcoming meetings in your area. The remaining meeting schedule is as follows:

April 3, 2009: Breakfast Meeting | LaGuardia Airport Marriott, East Elmhurst, NY
April 3, 2009: Luncheon Meeting | Sheraton Meadowlands, East Rutherford, NJ
May 1, 2009: Luncheon Meeting | Puerto Rico | The Bankers Club of Puerto Rico
May 27, 2009: Luncheon Meeting | Albany, NY | Jack’s Oyster House
May 28, 2009: Breakfast Meeting | Syracuse, NY | Hilton Garden Inn

Members can register to attend a nearby meeting by visiting the “Events” page of our website (www.fhlbny.com), which can be found under the “News” tab or by contacting a Calling Officer at (212) 441-6700.

We value our relationship with you and remain focused on providing liquidity to help you meet your business needs and preserving your capital.

Sincerely,

Alfred A. DelliBovi
President

Enclosure

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.